EXHIBIT 10.1
Execution Version

PURCHASE AND ASSUMPTION AGREEMENT
dated as of
May 13, 2013
between
FIRST BANK
and
UNION BANK, N.A.

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(continued)

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(continued)

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(continued)

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List of Exhibits

Exhibit 1.1(a)	Assumed Contracts
Exhibit 1.1(b)	Deposits
Exhibit 1.1(c)	Personal Property
Exhibit 1.1(d)	Purchased Loans
Exhibit 3.5(a)	Form of Bill of Sale
Exhibit 3.5(b)	Form of Assignment and Assumption Agreement
Exhibit 3.5(c)	Form of Assignment of Assumed Contracts and Assumption Agreement
Exhibit 4.1(b)	Conversion Data
Exhibit 4.1(f)	Transferred PO Boxes
Exhibit 4.5	Schedule of Fees for Access to Records
Exhibit 4.6(d)	CDARS CDs

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This PURCHASE AND ASSUMPTION AGREEMENT, dated as of May 13, 2013 (this “Agreement”), between First Bank, a Missouri state chartered bank with its principal office located in Creve Coeur, Missouri (“Seller”), and Union Bank, N.A., a national banking association, organized under the laws of the United States, with its principal office located in San Francisco, California (“Purchaser”).
RECITALS
WHEREAS, Seller desires to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser, and Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities from Seller, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
1.1Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:
“Accepting Employee” has the meaning set forth in Section 8.6(e).
“Accrued Interest” means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Purchased Loan, interest which is accrued on such Purchased Loan or such security to but excluding such date and not yet paid.
“ACH” has the meaning set forth in Section 4.3.
“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.
“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits, minus (y) the Purchase Price plus (z) the Assumed Vacation Accrual, each as set forth on the Final Closing Statement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(b).
“Assumed Contract Assignments” has the meaning set forth in Section 3.5(c).
“Assumed Contracts” means each of the contracts set forth on Exhibit 1.1(a), provided however, that Purchaser may, on or prior to the date that is sixty (60) calendar days following the

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date of this Agreement and upon written notice to Seller, elect to remove any of such contracts from Exhibit 1.1(a), and such contracts shall no longer be Assumed Contracts. Exhibit 1.1(a) shall be updated, as mutually agreed to by Seller and Purchaser, as of the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).
“Assumed Liabilities” has the meaning set forth in Section 2.2(a).
“Assumed Vacation Days” has the meaning set forth in Section 8.6(g).
“Assumed Vacation Accrual” has the meaning set forth in Section 8.6(g).
“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any cash bonus, cash incentive, cash compensation, severance, deferred compensation, vacation, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy, in all cases, in which any of the Unit Employees or their dependents participate or have any right to benefits.
“Business Day” means a day on which banks are generally open for business in California and which is not a Saturday or Sunday nor a federal holiday.
“Cap” has the meaning set forth in Section 11.3.
“CDs” means certificates of deposit.
“CDARS CDs” has the meaning set forth in Section 4.6(d).
“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 5:00 p.m., San Francisco time on such date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Controlling Party” has the meaning set forth in Section 11.1(f).
“CRA” has the meaning set forth in Section 5.6(d).
“Deductible” has the meaning set forth in Section 11.1(e)(i).
“Deposits” means all deposit liabilities with respect to deposit accounts that are held by Seller or any of its subsidiaries that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, and that are related to the Transferred Activities, including Accrued Interest, including but not limited to those that are categorized as demand deposit accounts, savings accounts, money market accounts, certificates of deposit, but excluding any

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CDARS CDs and any deposits in any Inactive Accounts, closed accounts and accounts where the account customer is either in the process of moving the account to another depository institution or has informed Seller that it intends to do so. Exhibit 1.1(b) contains a list of the Deposits related to the Transferred Activities and the amounts of such Deposits, and the date of the most recent customer-generated deposit, withdraw or customer contact with respect to each account, in each case as of May 7, 2013, and such list shall be updated as of the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).
“Direct Claim” has the meaning set forth in Section 11.1(d).
“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).
“Draft Closing Statement” means a draft closing statement, prepared by Seller in a form mutually agreed to by the parties, on or about the close of business on the third (3rd) Business Day preceding the Closing Date setting forth Seller's reasonable estimated calculation of both the Purchase Price, the Estimated Payment Amount.
“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any Regulatory Authority now or hereafter acquiring jurisdiction over the Purchased Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, except for statutory liens securing Taxes or other payments not yet due, liens incurred in the ordinary course of business, including liens in favor of mechanics or materialmen, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws.
“End Date” has the meaning set forth in Section 10.1(e).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.
“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits as of the Closing Date, minus (y) the Estimated Purchase Price, plus (z) the Assumed Vacation Accrual.
“Estimated Purchase Price” means the estimated Purchase Price as set forth on the Draft Closing Statement.
“Excluded Assets” has the meaning set forth in Section 2.1(b).
“Excluded Liabilities” has the meaning set forth in Section 2.2(b).
“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for, or applicable to, any period, (ii) any Taxes of, or relating to, the Purchased Assets, the Assumed Liabilities or

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the Transferred Activities for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.
“Final Allocation Statement” has the meaning set forth in Section 3.9(a).
“Final Closing Statement” means a final closing statement, prepared by Seller in the form and in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the twentieth (20th) calendar day following the Closing Date, setting forth both the Purchase Price and the Adjusted Payment Amount.
“Identified Employees” has the meaning set forth in Section 8.6(c)
“Inactive Account” means a deposit account with respect to which (1) no customer-generated deposit or withdrawal activity has occurred and (2) Seller's records indicate that no customer contact with respect to the account has occurred, in each case, during the preceding 24 months.
“Indemnified Person” has the meaning set forth in Section 11.1(c)(i).
“Indemnifying Person” has the meaning set forth in Section 11.1(c)(i).
“Information” has the meaning set forth in Section 7.2(b).
“IRS” means the Internal Revenue Service.
“Item” means (a) checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind that are debited or credited to the Purchased Loans.
“Knowledge of the Seller,” “Seller's Knowledge,” “Known to the Seller,” or other like words means, as to a particular fact or other matter, information actually known to Seller's senior officer, officers or managers of Seller actively engaged in the Transferred Activities or such information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances. “Knowledge of Purchaser,” “Purchaser's Knowledge,” “Known to Purchaser,” or other like words means, as to a particular fact or other matter, information actually known to Purchaser's senior officer, local officers or managers of a branch office or such

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information that a prudent person could be expected to discover after due inquiry appropriate under the circumstances.
“Leave Recipients” has the meaning set forth in Section 8.6(d)
“Loan Documents” means the Purchased Loan files and all documents included in Seller's file or imaging system with respect to a Purchased Loan, including Loan applications, notes, security agreements, deeds of trust, mortgages, Loan agreement, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), Loan agreements including building and Loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.
“Loans” mean all loans, advances or other extensions of credit as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit or overdraft lines of credit).
“Loss” means all actions, costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal and other reasonable out-of-pocket costs and expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement).
“Loss Threshold” has the meaning set forth in Section 11.3.
“Material Adverse Effect” means, any circumstance, change in, or effect that, individually or in the aggregate with all other circumstances (a) with respect to Seller, will have a material adverse effect on (i) the Transferred Activities or (ii) the ability of Seller to timely perform any of its financial or other obligations under this Agreement or to timely consummate the P&A Transaction as contemplated by this Agreement and (b) with respect to Purchaser, will have a material adverse effect on the ability of Purchaser to consummate the P&A Transaction as contemplated by this Agreement.
“Net Book Value” means the carrying value of each of the Purchased Assets as reflected on the books of Seller in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement. The components used in calculating the Net Book Value of the Purchase Assets in accordance with the preceding sentence are set forth in Section 1.1(b) of the Seller Disclosure Schedule.
“Non-Controlling Party” has the meaning set forth in Section 11.1(f).
“Obligor” has the meaning set forth in Section 5.8(a).
“Order” has the meaning set forth in Section 9.1(b).

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“P&A Transaction” means the transfer of the Transferred Activities, including the purchase and sale of Purchased Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.
“Past-Due” means any Loan with respect to which any principal or interest due on such Loan is due and unpaid for sixty (60) calendar days or more.
“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
“Personal Property” means all furniture, fixtures, equipment and other tangible personal property listed on Exhibit 1.1(c), provided, however, that on or prior to the date that is sixty (60) calendar days following the date of this Agreement and upon written notice to Seller, Purchaser may elect to remove any of such items of person property from Exhibit 1.1(c), and such items of personal property shall no longer be Personal Property. Exhibit 1.1(c) shall be updated by Seller as of the date that is on or about three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).
“POS” has the meaning set forth in Section 4.7.
“Pre-Closing Tax Period” means a Taxable period or portion thereof that ends on or prior to the Closing Date; if a Taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the Taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.
“Property Taxes” means real, personal and intangible ad valorem property Taxes.
“Purchase Price” has the meaning set forth in Section 2.3.
“Purchased Assets” has the meaning set forth in Section 2.1(a).
“Purchased Loans” means the Loans that are listed on Exhibit 1.1(d), including all overdrafts with respect thereto, provided, however, that the Purchased Loans shall not include any Loan that, as of the Closing Date, is (i) subject to a pending legal proceeding related to a Obligor's inability or refusal to pay such loan; (ii) with respect to which proceedings are pending against any Obligor or Obligors of such Loan under Title 11 of the United States Code; (iii) has been classified by Seller or any state or federal regulatory authority as “substandard,” “doubtful” or “loss,” or which would be so classified by Seller based on Seller's customary practices or (iv) Past-Due; provided further, that Purchaser may, on or prior to the date that is sixty (60) calendar days following the date that Seller provides or makes available to Purchaser the Loan Documents and records as provided in Section 4.1(a), and upon written notice to Seller, elect to remove any of such Loans from Exhibit 1.1(d), and such Loans shall no longer be Purchased Loans. Exhibit 1.1(d) contains a list of the Purchased Loans and the unpaid principal balance on each such Purchased Loan as of a date not earlier than five (5) calendar days prior to the date of this Agreement and shall be updated as of the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).
“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

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“Records” means (a) as to the Purchased Loans, the Loan Documents and (b) as to other Purchased Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that relate directly thereto, or are in Seller's possession or control and pertain to and are necessary for the conduct of the Transferred Activities following the Closing; provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller's permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller other than the Purchased Assets or the Excluded Liabilities, provided that, with respect to any books and records covered by this subclause (ii), Purchaser shall be permitted to reasonably request copies of portions of such books and records to the extent information set forth therein relates to the Purchased Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser's operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Purchased Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.
“Regulatory Approval” means the approval of the United States Office of the Comptroller of the Currency with respect to Purchaser's assumption of the Deposits.
“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
“Restricted Entities” has the meaning set forth in Section 7.7(a).
“Returned Items” has the meaning set forth in Section 4.8(c).
“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.
“Seller Taxes” has the meaning set forth in Section 11.1(f).
“Straddle Period” means any Taxable period beginning on or prior to and ending after the Closing Date.
“Survival Period” has the meaning set forth in Section 12.1(a).
“Tax Claim” has the meaning set forth in Section 11.1(f).
“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license,

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payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments. The term “Taxable” shall have a correlative meaning.
“Third-Party Claim” has the meaning set forth in Section 11.1(c)(i).
“Third-Party Reimbursement” has the meaning set forth in Section 11.1(e)(ii).
“Transaction Account” means any customer account within the Transferred Activities in respect of which deposits therein are withdrawable in practice upon demand or upon which third-party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.
“Transfer Date” means (i) with respect to Unit Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the Closing Date, and (ii) with respect to Unit Employees who are Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the date of active commencement of a Unit Employee's employment with Purchaser or one of its Affiliates, as applicable.
“Transfer Taxes” has the meaning set forth in Section 8.3.
“Transferred Activities” means the business, as conducted by the Association Bank Services unit of Seller as of the date hereof, represented by the Purchased Assets and the Assumed Liabilities, and which consists of providing deposit, and/or lending and related banking and financial services to community associations, condominium associations, home owners associations and the managers of such associations.
“Transferred PO Boxes” has the meaning set forth in Section 4.1(f).
“Unit Employees” means the employees of Seller or its Affiliates whose primary responsibility is to support or manage the Transferred Activities.
“WARN” has the meaning set forth in Section 8.6(k).
“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).
1.2Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America.

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ARTICLE 2
THE P&A TRANSACTION
2.1Purchase and Sale of Purchased Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the “Purchased Assets”):

(i)	the Assumed Contracts;

(ii)
the Purchased Loans, plus Accrued Interest with respect to such Purchased Loans, as well as the collateral for the Purchased Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.4;

(iii)	the Personal Property;

(iv)	the Records; and

(v)	the Transferred PO Boxes.
(b)Purchaser understands and agrees that it is purchasing only the Purchased Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of the Transferred Activities or otherwise of Seller or its Affiliates) (all assets, properties or interests, other than the Purchased Assets, the “Excluded Assets”).
2.2Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge as and when required as of or after the Closing, all duties, responsibilities, obligations or liabilities of Seller (of any kind, whether accrued, contingent or otherwise), other than the Excluded Liabilities, to be discharged, performed, satisfied or paid with respect to the period on or after the Closing Date relating to the Transferred Activities, including the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits;

(ii)
duties, responsibilities, obligations and liabilities of Seller associated with the Purchased Assets, including the Purchased Loans (including the servicing of the Purchased Loans pursuant to Section 2.4), the Assumed Contracts, the Personal Property, and the Records;

(iii)	all liabilities for (A) Taxes of, or relating to, the Purchased Assets, the Assumed Liabilities or the Transferred Activities (other than Excluded

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Taxes) and (B) Purchaser's share of Transfer Taxes in accordance with Section 8.3; and

(iv)	liabilities relating to the operation or condition of the Purchased Assets, items (i), (ii) and (iii) of the Assumed Liabilities or the Transferred Activities on or after the Closing.
(b)Notwithstanding anything to the contrary in this Agreement, Purchaser shall not, pursuant to or as a result of this Agreement, assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise assumed hereunder, including but not limited to the following (the “Excluded Liabilities”):

(i)
any liability to the extent arising from or related to any breach of, default under, failure to perform, torts related to the performance of, violations of law, infringements or indemnities under, guaranties pursuant to and overcharges, underpayments or penalties on the part of Seller or any of its Affiliates arising prior to the Closing Date under, any Assumed Contract or other contract, agreement, arrangement or understanding to which Seller or any of its Affiliates are party prior to the Closing Date;

(ii)
any liability (other than the Assumed Liabilities described in Section 2.2(a)) to the extent arising from or related to the operation or condition of the Purchased Assets, the Assumed Liabilities or the Transferred Activities prior to the Closing Date;

(iii)
any liability with respect to or related to any Benefit Plan of Seller or any of Seller's Affiliates or relating to or arising from the employment of any person by Seller or any of Seller's Affiliates, including but not limited to any Accepting Employee;

(iv)	all liabilities for Excluded Taxes; and

(v)	any liability to the extent relating to an Excluded Asset, whether arising prior to or after the Closing Date.
2.3Purchase Price. The purchase price (“Purchase Price”) shall be the sum of the following U.S. dollar amounts, without duplication:
(a)an amount equal to ten percent (10%) of the average daily closing balance of the Deposits that are properly characterized by Seller as demand deposits, savings accounts and money market accounts for the thirty (30) calendar day period ending on the third (3rd) Business Day prior to the Closing Date, but excluding for purposes of such calculation (i) all Accrued Interest on the Deposits and (ii) without limitation all other Deposits;
(b)the aggregate Net Book Value of all the Purchased Assets; and
(c)Accrued Interest with respect to the Purchased Loans.

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2.4Sale and Transfer of Servicing. To the extent applicable, the Purchased Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser. As of the Closing Date, all applicable rights, obligations, liabilities and responsibilities with respect to the servicing of the Purchased Loans after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Purchased Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Purchased Loans on or prior to the Closing Date.
ARTICLE 3
CLOSING PROCEDURES; ADJUSTMENTS
3.1Closing. (a) The Closing will be held at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California or such other place as may be agreed to by the parties.
(b)Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the Closing Date shall be on the first Friday that is at least three (3) Business Days after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) and, except as the parties may otherwise agree, does not fall within ten (10) calendar days before the end of a calendar quarter.
3.2Payment at Closing. (a) At the Closing, in consideration for the purchase of the Purchased Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.
(b)All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon San Francisco time on the date of payment.
(c)If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.
3.3Adjustment of Purchase Price. (a) On or before 12:00 noon, San Francisco time, on the twentieth (20th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable

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Purchaser to verify the amounts set forth in the Final Closing Statement. The Final Closing Statement shall also set forth the Adjusted Payment Amount.
(b)The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The fees of such accounting firm shall be divided equally between Seller and Purchaser.
(c)On or before 12:00 noon, San Francisco time, on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.
3.4Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will retain the Purchased Assets and the Assumed Liabilities for its own account until 11:59 p.m., San Francisco time, on the Closing Date, and that Purchaser shall hold the Purchased Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Purchased Assets and the Assumed Liabilities shall be prorated as provided in Section 3.4(b) as of 11:59 p.m., San Francisco time, on the Closing Date. Those items being prorated will be handled at Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.
(b)For purposes of this Agreement, items of proration and other adjustments shall include, to the extent relating to the Purchased Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities as of the close of business on the Closing Date. For the avoidance of doubt, FDIC insurance premiums shall not be prorated between the parties in any manner.
3.5Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:
(a)A bill of sale in substantially the form of Exhibit 3.5(a), pursuant to which the Personal Property shall be transferred to Purchaser;

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(b)An assignment and assumption agreement in substantially the form of Exhibit 3.5(b) (except as otherwise required by local state law), with respect to the Assumed Liabilities, except for Purchased Loans as contemplated by Section 3.7 (the “Assignment and Assumption Agreement”);
(c)Assignment and assumption agreements in substantially the form of Exhibit 3.5(c), with respect to each of the Assumed Contracts for which all required third-party consents to the transfer thereof to Purchaser have been obtained (the “Assumed Contract Assignments”);
(d)The certificate required to be delivered by Seller pursuant to Section 9.1(e);
(e)The Draft Closing Statement; and
(f)The Records.
3.6Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:
(a)The Assignment and Assumption Agreement;
(b)The Assumed Contract Assignments and such other instruments and documents as any party under an Assumed Contract may reasonably require as necessary for providing for the assumption by Purchaser of an Assumed Contract, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;
(c)The certificate required to be delivered by Seller pursuant to Section 9.2(e).
3.7Delivery of the Loan Documents. On the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller, in whatever form or medium (including imaged documents) then maintained by Seller. Promptly upon execution of this Agreement, Purchaser shall provide Seller with the exact name to which the Purchased Loans are to be endorsed, or whether any such Purchased Loans should be endorsed in blank. Seller will complete such endorsements and deliver the applicable Loan Documents, along with appropriate assignments of real property security instruments in recordable form and assignments of financing statements, at the Closing.
3.8Collateral Assignments and Filing. Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Purchased Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party. Any such action shall be at the sole expense of Purchaser, and Purchaser shall reimburse Seller for all reasonable third-party costs incurred in connection therewith. In addition, Seller shall use reasonable efforts to take all actions necessary to vest in Purchaser as of the Closing Date all rights that Seller has prior to the Closing pursuant to any title policies for Purchased Loans.
3.9Allocation of Purchase Price. (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to

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Seller pursuant to this Agreement among the Purchased Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within one hundred twenty (120) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either the Seller's failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.
(b)Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Purchased Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to this Agreement (including Section 3.3 or Section 11.1(g)) shall be allocated among the Purchased Assets by reference to the item or items to which such adjustment is attributable.
ARTICLE 4
TRANSITIONAL MATTERS
4.1Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to complete the transfer of account record responsibility for the Purchased Assets and the Deposits:
(a)Not later than five (5) calendar days after the date of this Agreement, Seller will provide to Purchaser, electronically or at such location as the parties may agree, (1) all Loan Documents and records related thereto as Purchaser may reasonably request in order to permit Purchaser to determine which Loans, if any, shall be excluded from the Purchased Loans and (2) copies of all Assumed Contracts in order to permit Purchaser to determine which Assumed Contracts, if any, shall be excluded from the Assumed Contracts.

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(b)In order to facilitate Purchaser's transition activities following the Closing, Seller shall use commercially reasonable efforts to obtain and collect from its customers, vendors, records and systems and shall use commercially reasonable efforts to provide to Purchaser that data described on Exhibit 4.1(b) at or prior to the times indicated on that exhibit.
(c)Not later than fifteen (15) calendar days after the date of this Agreement, Seller will commence one or more meetings with Purchaser in person at such location or via teleconference or videoconference, as the parties may agree, to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility.
(d)Seller shall deliver to Purchaser the specifications and conversion sample files within its control, including information that Seller has the ability to obtain from its vendors and customers, within thirty (30) calendar days after the date of this Agreement.
(e)From time to time, prior to the Closing, but not to exceed four times, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide additional file-related information within its control, including information that Seller has the ability to obtain from its vendors and customers, including complete name and address, account masterfile, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Purchased Loans.
(f)From time to time prior to the Closing, Seller shall provide to Purchaser such information as Purchaser shall reasonably request related to customer lock box instructions, database information used for lockbox processing, inbound and outbound lockbox file requirements, layouts and sample files, sample reports, information on holds and stops, ACH set ups and authorizations for homeowners and arrangements in order for Purchaser to be in a position to integrate customer lock boxes as of the Closing Date. Seller agrees to transfer to Purchaser all post office boxes used for providing the Transferred Activities, which are listed on Exhibit 4.1(f) (the “Transferred PO Boxes”).
4.2Customers.
(a)Following the execution of this Agreement, Purchaser and Seller shall agree upon a written customer communication plan pursuant to which Seller shall, commencing on the date that the P&A Transaction is first publicly disclosed, and at such times prior to the Closing Date as may be specified in such plan, notify holders of Deposits that the Purchaser will be assuming liability for such Deposits, subject to the terms and conditions of this Agreement. Prior to Purchaser's receipt of the Regulatory Approval, such communications shall state that the completion of such transactions is subject to the receipt of the Regulatory Approval. Seller shall comply with such plan and shall send such communications and shall take such other measures reasonably requested by Purchaser to maximize customer retention for Purchaser's benefit.
(b)In addition, each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between

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Seller and any customer in connection with the transactions contemplated hereby. A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least two (2) Business Days in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names of the owners of the Deposits, any Person acting as the manager or performing a similar function with respect to such owners, the borrowers on the Purchased Loans and the customers provided with website hosting services, together with the mailing addresses and email addresses to which correspondence to such customers, managers and other such Persons is delivered with respect to the foregoing, along with any other identifying information with respect to such Persons that Purchaser may request, as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.
(c)Following the giving of any notice described in paragraph (b) above, Purchaser and Seller shall deliver to each new customer of the Transferred Activities such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Deposits and to comply with applicable law.
(d)Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier's checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its Affiliates; provided, however, that Purchaser shall notify Deposit account customers and Purchased Loan account customers that, upon the expiration of a post-Closing processing period, which shall be ninety (90) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Purchased Loan account customers in accordance with this Section 4.2.
(e)During the period beginning on the Closing Date and ending on the 90th calendar day thereafter, Seller shall (A) accept as a correspondent bank for forwarding to Purchaser all Items that are presented to Seller for payment or credit in any manner including through Seller's Federal Reserve cash letters or correspondent bank cash letters or deposited by correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an automated teller machine card issued by Purchaser; and (B) send all such items in the form of an ICL (Image Cash Letter) and make available to Purchaser no later than 9:00 p.m., San Francisco time, on the same Business Day as presented to Seller. For deposits processed in error, Seller

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will settle with the Purchaser for these deposits on day of discovery not to exceed one Business Day. Purchaser will settle with the Deposit account customers.
4.3Direct Credits
(a)Following the Closing, FedWire deposits received by Seller for credit to accounts constituting Deposits shall be returned (as soon as is practicable after receipt) to the originator. Seller shall, for ninety (90) days post-closing, notify Purchaser of all such returns on the same day as the return.
(b)Seller shall transfer to Purchaser on the Closing Date all of those received automated clearing house (“ACH”) related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller's ACH warehouse system and will use its commercially reasonable best efforts to so transfer any other such arrangements. For a period of 90 calendar days following the Closing, in the case of ACH direct deposits to accounts constituting Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall periodically throughout the day and as agreed upon by Seller and Purchaser transfer to Purchaser all received ACH direct deposits on the date that settlement takes place or, as may be agreed by Seller and Purchaser, one to two Business Days earlier. Compensation for ACH direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the National Council on Uniform Interest Compensation. After the ACH Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH entries and funds and return such direct deposits to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Transferred Activities. . After the Closing Date, and as ACH entries are delivered by Seller to Purchaser, Purchaser shall provide Notifications of Change to the originator's financial institution providing the routing number and account numbers at Purchaser relating to the diverted entries in accordance with NACHA Operating Rules.
4.4Direct Debits. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from the account at Seller to the account at Purchaser. Such notice shall be in a form reasonably agreed to by the parties. For a period of 90 calendar days following the Closing, Seller shall periodically throughout the day as agreed upon by Seller and Purchaser transfer to Purchaser all received direct debits on the day of receipt or where settlement takes place other than the day of receipt, either same day as the settlement date or the next Business Day. Thereafter, Seller may discontinue forwarding such entries and return them to the originators. After the Closing Date, and as such ACH entries are delivered by Seller to Purchaser, Purchaser shall provide Notifications Of Change to the Originator's financial institution providing the routing number and the account number at Purchaser relating to the diverted entries in accordance with NACHA Operating Rules.

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4.5Access to Records. From and after the Closing Date, each of the parties shall permit the other, at such other party's sole expense and in accordance with Exhibit 4.5, reasonable access to any applicable Records in its possession or control relating to matters arising in connection with the Transferred Activities on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality and non-disclosure requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.
4.6Interest Reporting and Withholding.
(a)Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to or withheld from, and any early withdrawal penalties imposed upon, the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Deposits. Any amounts required by any Regulatory Authority to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Regulatory Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any Regulatory Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
(b)Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.
(c)Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Purchased Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Purchased Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.
(d)Section 4.6(d) of the Seller Disclosure Schedule lists certificates of deposits issued through CDARS (collectively, the “CDARS CDs”) that are owned by customers of the Transferred Activities as of a date not more than five (5) days prior to the date of this Agreement.

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Such schedule shall be updated as of the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date). Such CDARS CDs shall remain with Seller until such time as they mature. Purchaser shall provide Seller with a copy of any instructions received from the owners of such CDARS CDs (or their managers or other authorized Persons) promptly upon receipt. As such CDARS CDs mature or receive periodic interest payments prior to maturity, Seller shall wire the account proceeds to Purchaser in accordance with such instructions; provided, however, that Seller may aggregate and wire the proceeds of all CDARS CDs having the same maturity date to Purchaser in a single wire. Seller shall not automatically renew or solicit any renewal of any such CDARS CDs. Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all notices and forms with respect to information reporting and tax identification numbers required to be delivered with respect to such CDARS CDs.
4.7ATM Cards, Debit Cards and POS Cards. Seller will provide Purchaser with a list of ATM cards, debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record thirty (30) calendar days prior to the Closing Date. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs. Following the receipt of the Regulatory Approval, Purchaser shall reissue POS cards to depositors not later than ten (10) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date unless otherwise agreed to by the parties. Purchaser and Seller agree to settle any and all POS transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts. For the avoidance of doubt, Seller shall not transfer to Purchaser at the Closing any of the issuer identification numbers (e.g., BINs) issued to the holders of the Deposits.
4.8Data Processing Conversion and Handling of Certain Items.
(a)Seller and Purchaser shall cooperate with each other to facilitate the data processing conversion with respect to the Purchased Assets and Assumed Liabilities. The data processing conversion will be completed no later than two (2) calendar days following the Closing Date, unless otherwise agreed to by the parties.
(b)As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a

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letter approved by Seller requesting that such depositor promptly cease writing Seller's drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its commercially reasonable best efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller's name. The parties hereto shall use their commercially reasonable best efforts to develop procedures that cause Seller's drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser's then-current clearing procedures.
(c)Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within ninety (90) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor's bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser the same business day. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser's failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account to be transferred to Purchaser at the Closing prior to the Closing and that are returned unpaid more than ninety (90) calendar days after the Closing will be the responsibility of Seller.
(d)After the Closing Date, Seller shall not accept deposits with respect to the accounts relating to the Deposits. If such deposits are accepted and processed in error after the Closing Date, Seller will notify Purchaser of its acceptance of such deposits and any requested holds with respect thereto on the same Business Day. Items deposited by Seller in error after the Closing Date that are returned unpaid shall be the responsibility of Seller and treated as Returned Items as provided in Section 4.8(c). With respect to any payments of Seller that may be rejected for repair on presentment day, if repaired and presented the next Business Day, Seller will transmit to Purchaser, not later than one Business Day after presentment, the repaired Items and any requests that holds be placed on the customers' accounts for the amounts of the payments. Solely with respect to Items paid on the last Business Day before conversion, Seller will identify Items for which there are insufficient funds within one Business Day. After receipt of such notice, Purchaser shall determine whether such Items shall be returned due to insufficient funds, or uncollected funds or other reasons, and Seller will return such Items in accordance with Purchaser's instructions.
(e)Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for Loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for these accounts. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. Purchaser will ensure that all debit (negative) balances are funded no later than one Business Day following the day the account went into a negative status. Activity that will be settled through these accounts will include: items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, stop payment reimbursement for stops placed on cashier's checks, and payments made to Seller for Purchased

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Loans. Purchaser, after reconciling daily statement to work diverted by the Seller, will identify activity leading to out of balance conditions should there be any. Purchaser will settle for all reconciled activity. Seller and purchaser will work to rectify any out of balance condition within three (3) Business Days. Seller shall be responsible for any losses resulting from its failure to accurately report information as contemplated by or within the times specified in this Section 4.8(e).
4.9Expenses Relating to Transitional Matters. Each party shall be responsible for the payment of all fees or expenses incurred by it in connection the performance of its conversion obligations hereunder, including but not limited to such fees or expenses incurred by it in connection with the conversion of data, files and other information from the systems of Seller and Seller's vendors and service providers or any other third party, to Purchaser's systems.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:
5.1Corporate Organization and Authority. Seller is a state chartered bank duly organized and validly existing under the laws of the State of Missouri, and has the requisite corporate power and corporate authority to conduct the Transferred Activities as now being conducted. Seller is not required by applicable law to qualify to do business as a foreign corporation in any state as a result of conducting the Transferred Activities. Seller has the requisite power and corporate authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
5.2No Conflicts. The execution, delivery and performance of this Agreement by Seller does not (a) violate any provision of its charter, articles of incorporation, by-laws or any similar governing documents, (b) subject to the Purchaser's receipt of the Regulatory Approval, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (b), individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller (assuming the receipt of any required third-party consents under the Assumed Contracts in respect of the transactions herein contemplated) or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any

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Encumbrance upon any of the Purchased Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Seller. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all Regulatory Authorities necessary for the lawful conduct of the Transferred Activities as now conducted, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Seller, all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.
5.3Approvals and Consents. Other than the Regulatory Approval, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any Regulatory Authority in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.
5.4Litigation and Undisclosed Liabilities. Except as set forth in Section 5.4 of the Seller Disclosure Schedule, there are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller's Knowledge, threatened against Seller and affecting or relating to in any manner the Purchased Assets, the Assumed Liabilities or the Transferred Activities. There are no obligations or liabilities (whether or not accrued, contingent or otherwise) or facts or circumstances that would reasonably be expected to result in any claims, obligations or liabilities with respect to the Purchased Assets, the Assumed Liabilities or the Transferred Activities that, individually or in the aggregate, (i)would reasonably be expected to have a Material Adverse Effect with respect to Seller or (ii) prevent or materially Seller from being able to perform its obligations under this Agreement.
5.5Absence of Certain Changes. Since January 1, 2013, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller. Since January 1, 2013, Seller has not taken, or committed to take, any action, nor has the board of directors or shareholder of Seller resolved to take any action, that, if so taken, committed to or resolved on or after the date of this Agreement would not be permitted under Section 7.1 without Purchaser's consent.
5.6Regulatory Matters. (a) There are no disputes pending or, to Seller's Knowledge, threatened between Seller and any Regulatory Authority that (i) would reasonably be expected to prevent or materially delay Seller from being able to perform its obligations under this Agreement (ii) would reasonably be expected to prevent or materially delay Purchaser's receipt of the Regulatory Approval or (iii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.

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(b)Neither Seller nor any of its Affiliates have received any oral or written indication from any Regulatory Authority that such agency would oppose or refuse to grant the Regulatory Approval.
(c)Except as set forth in Section 5.6(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor have any of them been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement or memorandum of understanding.
(d)Seller is an insured depository institution rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act of 1977, as amended (the “CRA”), following its most recent CRA performance examination by a Regulatory Authority. Seller has neither been informed that its current rating or that of any insured depository institution Affiliate will or may be lowered in connection with a pending or future examination for CRA performance nor does Seller have Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Seller or any of its insured depository institution Affiliates having its current rating lowered.
(e)At the time of the most recent regulatory evaluation of the Seller's compliance with anti-money laundering laws, including the Bank Secrecy Act, USA PATRIOT Act, and OFAC regulations, Seller was found to be, and remains, in compliance with such laws.
(f)To Seller's Knowledge, as of the date hereof, neither Seller nor any of its Affiliates have been informed by any state Regulatory Authority that a physical branch or other facility is required to be established within its geographical boundaries in order to conduct the Transferred Activities within such jurisdiction.
(g)Since January 1, 2010, Seller and its Affiliates have complied in all material respects with all applicable laws and their respective internal privacy policies relating to the privacy of customers of the Transferred Activities and users of products and services offered by the Transferred Activities and all Internet websites owned, maintained or operated by Seller and its Affiliates in connection with the operation of the Transferred Activities.
5.7Compliance with Laws. Seller is in compliance in all material respects with applicable U.S. federal, state and local laws, regulations, rules and ordinances applicable the Purchased Assets, Assumed Liabilities and Transferred Activities. Since January 1, 2010, the Transferred Activities have been conducted in compliance with all applicable U.S. federal, state and local laws, regulations, rules and ordinances.
5.8Purchased Loans. Each Purchased Loan:
(a)represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (each such Person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid, binding and original (to the extent an original is not necessary

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for the enforcement thereof, true, correct and complete copies of) instruments executed by the Obligor. Seller has no Knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Purchased Loan involved;
(b)is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and is free from all material claims defenses, rights of rescission, any discount, allowanced, set-off, counterclaim presently pending bankruptcy or other defense by any Obligor;
(c)(A) was originated or purchased by Seller in conformity in all material respects with applicable laws and regulations and its unpaid principal balance as shown on Seller's books and records is true and correct as of the date indicated therein, (B) has an assignable Encumbrance, to the extent secured by a valid, perfected and enforceable lien in the collateral therefor, and has the priority reflected in Seller's records, (C) if secured, is not secured by real property, (D) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefor and (E) complies in all material respects with all applicable requirements of federal, state, and local laws, and regulations thereunder; and
(d)May be transferred or assigned by Seller to Purchaser without the approval or consent of any Obligor thereunder and without creating any breach of any agreement pursuant to which another party has purchased a participating interest therein.
(e)Will, immediately following its sale to Purchaser, will be owned by Purchaser free and clear of any Encumbrance, equity participation interest, pledge, charge, claim or security interest.
(f)Has been serviced by Seller in a manner consistent with Seller's practices in all material respects and in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder.
5.9Records. The Records accurately reflect in all material respects, as of their respective dates, the Net Book Value of the Purchased Assets and the Assumed Liabilities being transferred to Purchaser hereunder. The Records include all customary customer and customer-related information reasonably necessary to service the Purchased Assets on an ongoing basis in substantially the manner currently serviced by Seller.
5.10Title to Purchased Assets. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of any Encumbrances.
5.11Personal Property. Seller has valid title to the Personal Property, free and clear of all Encumbrances, and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear).
5.12Deposits. All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit

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account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. All of the Deposits are transferable at the Closing to Purchaser and there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority. Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits. To Seller's Knowledge, all account holders, all property managers acting as agents with respect to the Deposit accounts and all remote capture devices used to make Deposits are located within the United States.
5.13Assumed Contracts. Section 5.13 of the Seller Disclosure Schedule sets forth a complete and correct list of each Assumed Contract, indicating those that would require the consent or approval of any Person in order for Seller to assign such Assumed Contract to Purchaser. Prior to the date hereof, Seller has made available to Purchaser true and complete copies of all Assumed Contracts. Each Assumed Contract is valid and binding on Seller and, to the Knowledge of Seller, any other party thereto and is in full force and effect (except to the extent that any Assumed Contract expires in accordance with its terms). To the Knowledge of Seller, each party to any Assumed Contract to which it or any of its Affiliates is a party has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued, no party is in default under such Assumed Contracts and none of such Assumed Contracts was entered into outside the ordinary course of business of Seller. Each Assumed Contract constitutes the legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, the respective third party, and is enforceable in accordance with its terms subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors' rights generally.
5.14Unit Employees; Labor Matters.
(a)Section 5.14(a) of the Seller Disclosure Schedule contains a complete and accurate list of the Unit Employees as of no more than five (5) Business Days prior to the date of this Agreement, with such list indicating each Unit Employee's job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive compensation opportunity for performance year 2013, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), regularly scheduled hours, annual vacation entitlement, accrued vacation amount, applicable incentive plan and date of hire (original and most recent as applicable). Such lists shall be updated by Seller and provided to Purchaser thirty (30) calendar days following the date hereof and on other dates as mutually agreed to by Purchaser and Seller. The documents regarding the Unit Employees made available by Seller to Purchaser, including functional titles and compensation information, are true, complete and accurate records of such information.
(b)Each Unit Employee is an at-will employee, and Seller is not a party to any employment agreement or arrangement (including any arrangement providing for a specified term of employment or that contains a change-in-control provision or that provides for any severance other than pursuant to Seller's severance pay plan generally applicable to Seller's employees), nor is Seller a party to any collective bargaining agreement with respect to any Unit

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Employee. Seller has not received any notice from any labor union (or representative thereof) with respect to attempts to organize any such employees of Seller, or any notice of any strikes, slowdowns, work stoppages, lockouts or threats by any such employees of Seller. There is no Action pending or, to Seller's Knowledge, threatened against Seller by any Unit Employee alleging unfair labor practices.
(c)No Unit Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Unit Employee's employment with Seller. With respect to any Unit Employee, (A) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller's Knowledge is any such proceeding threatened, and (B) no strike or similar labor dispute by the Unit Employees is pending or, to Seller's Knowledge, threatened.
(d)Neither the execution of this Agreement, nor the consummation of the transactions or actions contemplated by this Agreement, shall (either alone or in conjunction with another event, such as a termination of employment) (A) entitle any Unit Employee to any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment of compensation or benefits under any of the Benefit Plans, (C) increase the amount payable or result in any other material obligation pursuant to any of the Benefit Plans or (D) result in payments which would not be deductible under Section 280G of the Code, in each case that would result in material liability to Purchaser or any of its Affiliates
5.15Insurance Coverage. The business and operations of the Transferred Activities are insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller and not in a manner materially inconsistent with industry practice for a global financial institution. Since January 1, 2010, all premiums payable under all insurance policies and fidelity bonds that currently cover the assets, business, operations and employees of the Transferred Activities have been timely paid in all material respects, and Seller has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Since January 1, 2010, there is no material claim by the Seller or any of its Affiliates related to the Transferred Activities pending under any such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds applicable to the Transferred Activities. To the Knowledge of Seller, no insurer has threatened a termination of coverage under any such policies or bonds, except notices required to be given by applicable law prior to the expiration of any policy or bond advising that coverage will terminate by its terms if such policy or bond is not renewed.
5.16Bulk Sales Laws. The sale of the Purchased Assets by Seller to Purchaser and the transfer of the Assumed Liabilities to Purchaser are not subject to Section 6101-6111 of the California Commercial Code relating to bulk transfers.
5.17Brokers' Fees. Other than RBC Capital Markets, whose fees, costs and expenses are the responsibility of Seller, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commission or finders' fees in connection with the transactions

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contemplated by this Agreement for which the Transferred Activities, or Purchaser or any of its Affiliates, may be liable.
5.18Available Funds. Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payment pursuant to Section 3.2 and, if applicable, Section 3.3.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:
6.1Corporate Organization and Authority. Purchaser is a national banking association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the Transferred Activities substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
6.2No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (a) violate any provision of its articles of association or by-laws or (b) subject to the Regulatory Approval, violate or constitute a breach of, or default under, (i) any law, rule, regulation, judgment, decree, ruling or order of, or any Regulatory Agreement with, any court, government or Regulatory Authority to which Purchaser is subject or (ii) any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in clause (b)(ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Purchaser.
6.3Approvals and Consents. Other than the Regulatory Approval, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits, licenses, franchises, charters, powers, or authorizations required to be obtained by Purchaser from, any Regulatory Authority in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Purchaser.
6.4Regulatory Matters. (a) There are no pending or, to Purchaser's Knowledge, threatened disputes or controversies between Purchaser and any Regulatory Authority that,

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individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.
(b)Neither Purchaser nor any of its Affiliates have received any indication from any Regulatory Authority, including in connection with such agency's or authority's review of a previously-announced business acquisition, sale or other strategic transaction, that such agency would oppose or refuse to grant the Regulatory Approval.
(c)Purchaser is, and on a pro forma basis giving effect to the P&A Transaction and any other acquisitions or other transactions pending as of the date hereof or entered into prior to the Closing, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser's primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition the Regulatory Approval upon an increase in Purchaser's capital or compliance with any capital requirement, standard or ratio.
(d)Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the CRA following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.
6.5Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser's Knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser's Knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect with respect to Purchaser.
6.6Funds to be Available. Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.
6.7Brokers' Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

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ARTICLE 7
COVENANTS OF THE PARTIES
7.1Activity in the Ordinary Course. From the date of this Agreement until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, except (i) as may be required by a Regulatory Authority or applicable law or (ii) as contemplated hereby, Seller will (a) with respect to the Purchased Assets, the Assumed Liabilities and the Transferred Activities, use its commercially reasonable best efforts to preserve its business relationships with its customers and employees, (b) preserve the Purchased Assets, the Assumed Liabilities and the Transferred Activities in all material respects in the ordinary course of business and (c) not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)
except as required by a Benefit Plan or by contractual commitments outstanding on the date hereof, increase or agree to increase the salary, benefits or incentive compensation of any Unit Employee other than as generally applicable to Seller employees having similar rank or duties, or pay or agree to pay any uncommitted bonus to any Unit Employee other than (A) incentive compensation granted in the ordinary course of business; (B) in accordance with Seller's past practices in the ordinary course of business with respect to annual performance reviews and related adjustments of base salaries of not more than 3.0% for any Unit Employee and payment of annual bonuses to key employees and (C) implementation of a retention/severance plan for employees deemed by Seller to be critical to the pre-closing success of the Transferred activities in accordance with Section 8.6(e) hereof, which, in case of (A), (B) and (C), shall be the obligation of Seller and for which Purchaser shall have no responsibility.

(ii)
materially increase the number of persons employed in the Transferred Activities or terminate any of the Unit Employees (other than for cause or in the ordinary course of business in accordance with Seller's personnel policies and practices in effect as of the date hereof);

(iii)
except as required by a Benefit Plan or by contractual commitments outstanding on the date hereof, establish, adopt, enter into or materially amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Unit Employees other than in the ordinary course of Seller's business;

(iv)
sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Purchased Asset or Deposit existing on the date hereof;

(v)	except pursuant to the request of the applicable obligor, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract,

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agreement or understanding to sell, transfer, assign, encumber or dispose of any Purchased Loan;

(vi)	amend, modify or extend any Purchased Loan except in the ordinary course of business consistent with Seller's past practice and reasonably prudent banking standards;

(vii)	amend, waive, modify in any material respect or consent to the termination of any Assumed Contract, or amend, waive, modify or consent to the termination of Seller's rights thereunder;

(viii)	enter into any contract in connection with the Transferred Activities or the Purchased Assets other than in the ordinary course of business;

(ix)	establish or price Deposits other than in a manner consistent with Seller's deposit pricing policies in effect as of the date hereof;

(x)	introduce new products or market promotions relating to the Transferred Assets or the Deposits or targeted customers of the Transferred Activities other than in the ordinary course of business;

(xi)	release, compromise or waive any material claim or right that is part of the Purchased Assets or the Assumed Liabilities;

(xii)	take or permit its Affiliates to take, any action impairing Purchaser's rights or obligations in respect of any Deposit, Purchased Asset or Assumed Liability;

(xiii)
knowingly take any action that would reasonably be expected to (A) adversely affect the ability of Purchaser to obtain the Regulatory Approval, (B) adversely affect the ability of any party hereto to obtain the any consent required pursuant to this Agreement, or (C) result in the failure of the conditions set forth in Section 9.1(c) or (D) resulting in any of the covenants or conditions to the transactions contemplated hereby may not be satisfied; or

(xiv)	solicit, agree with, or commit to, any Person to do any of the things described in clauses (i) through (xiii) above except as contemplated hereby.
7.2Access and Confidentiality. (a) From the date hereof until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of the Transferred Activities relating to the Purchased Assets, the Assumed Liabilities and the Unit Employees. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Transferred Activities or Seller's other businesses. Notwithstanding the foregoing, Seller shall not be

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required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Purchaser shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Transferred Activities or the other businesses of Seller and its Affiliates (or, if required under a contract with a third party, such third party) furnished to Purchaser by Seller, its Affiliates or their respective representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and Purchaser shall not release or disclose such Information to any other person, except its auditors and attorneys (after informing the foregoing of the confidential nature of the Information released or disclosed thereto, and on the understanding that Purchaser shall be responsible for any release or disclosure of such Information by such auditors or attorneys that would violate this Agreement if Purchaser made such release or disclosure) and to any Regulatory Authority to the extent required to obtain the Regulatory Approval (and after taking all steps necessary to secure confidential treatment for such information).
7.3Regulatory Approval. (a) As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approval. Purchaser shall use commercially reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to obtain such approval as promptly as reasonably practicable in order to permit the Closing to occur as promptly as practicable but in no event later than the End Date. Purchaser and Seller shall cooperate with each other in connection with obtaining the Regulatory Approval, which cooperation shall include the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approval.
(b)In furtherance and not in limitation of the covenants of Purchaser contained in Section 7.3(a), Purchaser shall take all commercially reasonable actions necessary to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Order that would restrain, prevent or delay the Closing on or before the End Date, (ii) avoid or eliminate all impediments under any applicable law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date) and (iii) promptly advise Seller of any communication received from any Regulatory Authority that Purchaser could reasonably construe to suggest that receipt of Regulatory Approval will not be forthcoming. If any Regulatory Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approval, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

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7.4Consents. Seller and Purchaser agree to use their respective commercially reasonable best efforts to obtain from the counterparties under the Assumed Contracts set forth on Section 7.4 of the Seller Disclosure Schedule, any required consents to such assignment or transfer to Purchaser on the Closing Date, and the parties shall cooperate in good faith with each other in such efforts; provided that, if any such consent is not obtained notwithstanding the parties' use of commercially reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable best efforts to make alternative arrangements that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the properties subject to the Assumed Contracts in a manner that does not violate the applicable Assumed Contract (for the same cost as would have applied if the relevant consent had been obtained).
7.5Efforts to Consummate; Further Assurances.
(a)Purchaser and Seller agree to use commercially reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
(b)From time to time following the Closing, at Purchaser's request, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Purchased Assets and Assumed Liabilities as contemplated by this Agreement.
(c)Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction, and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Purchased Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
(d)Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein; provided, however, that a failure to comply with this Section 7.5(d) shall not be the basis for any assertion that any condition to any obligation of any party hereto to consummate the transactions contemplated by this Agreement has not been satisfied or that any right to terminate this Agreement has arisen, unless the underlying breach contemplated hereby independent gives rise to such failure of satisfaction or right.
7.6Notices. As promptly as practicable after the Closing, Purchaser will (a) notify all persons whose Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (b) provide all appropriate notices to any Regulatory Authorities required as a result of the consummation of such transactions.

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7.7Non-Competition; Non-Solicitation. (a) Seller will not, and shall cause its Affiliates (collectively, for purposes of this Section 7.7(a), the “Restricted Entities”) not to, directly or indirectly, for a period of four (4) years following the Closing Date within the State of California and for a period of two (2) years following the Closing Date in any other states in which any of the holders of Deposits or CDARS CDs or their respective property managers or association managers are located as of the Closing Date, (i) engage in the Transferred Activities; (ii) offer, directly or indirectly, a package of services substantially similar to the Transferred Activities targeted specifically at or to community associations, condominium associations, home owners associations or the managers of such associations; or (iii) use any confidential information obtained through Seller's acquisition or ownership of the Transferred Activities to (A) provide deposit, lock box or cash management services, or (B) terminate or reduce their Transferred Activities relationships with Purchaser; provided, however, that the Restricted Entities may do each of the following without any Restricted Entity being deemed to be in violation of this Section 7.7(a):
(1)own or hold up to 10% of the outstanding securities of any entity whose securities are listed and traded on a nationally recognized securities exchange or market that is engaged in the Transferred Activities (provided that the Restricted Entities otherwise do not control the business or affairs of such entity) or hold or exercise rights of ownership with respect to any security in a fiduciary capacity or otherwise for the benefit of a third party not affiliated with any Restricted Entity
(2)continue to engage in any Transferred Activities previously conducted by a Person with whom a Restricted Entity becomes affiliated as a result of any merger, consolidation, amalgamation business combination, stock sale or purchase, sale or purchase of assets or businesses or like strategic transaction; provided that, in the case of an acquisition of an entity or an equity interest therein, or of assets or a business, by a Restricted Entity, the primary purpose of the transaction is other than providing a means for a Restricted Entity to re-enter the Transferred Activities; or
(3)continue to provide banking services, including deposit, lock box, lending and cash management services, to the customers identified on Section 7.7(a) of the Seller Disclosure Schedule.
(b)For a period of four (4) years following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment any Accepting Employee; provided, however, that nothing in this Section 7.7(b) shall be deemed to prohibit Seller or its Affiliates from making solicitations not specifically targeted at Accepting Employees (including job announcements in newspapers and industry publications or on the Internet).
(c)For a period of four (4) years following the Closing Date, Seller and its Affiliates shall not, directly or indirectly, (i) use any information regarding the Transferred Activities in their possession, including as part of the books and records that are retained by Seller, to solicit or engage in other efforts directed to or targeted at any customer or customers of the Transferred Activities with respect to the accepting deposits, liquidity or cash management or lending products or services or (ii) use such information to take any other actions that are designed to induce any customer of the Transferred Activities to transfer any portion of such customer's

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relationships with Purchaser with respect to the Transferred Activities to a similar business of Seller or its Affiliates; provided that nothing in this Section 7.7(c) shall be construed as limiting the ability of Seller to (x) respond to unsolicited requests by customers of the Transferred Activities; or (y) offer or continue to offer deposit, liquidity or cash management or lending services or precuts that are similar to those comprising the Transferred Activities except to the extent otherwise restricted in Section 7.7(c).
(d)If any part of this Section 7.7 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.7 without violating applicable law.
(e)Each of Purchaser and Seller understands and acknowledges that (i) it would be difficult to calculate damages to the Purchaser from any breach of Seller's obligations under this Section 7.7, (ii) injury to Purchaser from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 7.7 would therefore be an inadequate remedy and, accordingly, Purchaser shall, in addition to all other available remedies (including, without limitation, seeking such damages as either can show it has sustained by reason of such breach and/or the exercise of all other rights either has under this Agreement), be entitled to seek injunctive relief, specific performance and other equitable remedies without the necessity of showing actual damages or posting bond.
7.8Exclusive Dealing. During the period beginning on the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not, and shall not permit its Affiliates to, take any action to, directly or indirectly, encourage, initiate or conduct discussions with any Person other than Purchaser and its Affiliates and representatives concerning or in contemplation of a sale of any of the Purchased Assets or assignment and assumption of any of the Assumed Liabilities.
ARTICLE 8
TAXES AND EMPLOYEE MATTERS
8.1Tax Representations. Seller represents and warrants to Purchaser that, except as set forth in Section 8.1 of the Seller Disclosure Schedule, all material Tax Returns with respect to the Purchased Assets, the Assumed Liabilities or the Transferred Activities that are required to be filed (taking into account any extension of time within which to file) before the Closing Date have been or will be duly and timely filed, and all material Taxes shown to be due on such Tax Returns have been or will be timely paid in full.
8.2Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is

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the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
8.3Sales and Transfer Taxes. Purchaser and Seller shall each be responsible for the payment of fifty percent (50%) of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Purchaser shall cooperate with respect thereto as necessary.
8.4Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.
8.5Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:
(a)make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Purchased Assets, the Assumed Liabilities, or the Transferred Activities, including a list of all Deposits on which Seller is backup withholding as of the Closing Date;
(b)provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Purchased Assets, the Assumed Liabilities or the Transferred Activities for taxable periods for which the other may have a liability under this Agreement; and
(c)the party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.
8.6Employee Matters.
(a)Between the date hereof and the Closing Date, Seller (i) will not enter into any employment agreements or arrangements with any of the Unit Employees without Purchaser's written approval and (ii) will afford the Unit Employee reasonable off-site time for training and orientation with and by Purchaser, to the extent reasonably requested by Purchaser upon not less than one week's prior notice to Seller; provided, however, that Purchaser shall bear the cost of any overtime payable under applicable law as a result of such off-site training and orientation, which shall be reimbursed to Seller at Closing. Seller will continue to provide such employees all their then applicable employee health and welfare benefits through the Closing Date.

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(b)No later than forty-five (45) calendar days following the date of this Agreement, Purchaser shall make offers of employment to those Unit Employees selected by Purchaser in its discretion, if any, who remain in good standing with Seller and who are actively employed by Seller as of the Closing Date, or, subject to Section 8.6(d), who are Leave Recipients. Purchaser shall provide Seller with a list identifying such Unit Employees
(c)Those Unit Employees who have been made offers of employment shall be deemed the “Identified Employees.” All offers to Identified Employees shall be for employment subject to completion of the Closing and commencing on the Transfer Date (subject to Section 8.6(d) below) (i) for a position which shall require skills and have responsibilities generally similar to the Identified Employee's position with Seller prior to the Closing Date, (ii) at base pay no less than the Identified Employee's base pay with Seller on the Closing Date, (iii) with the opportunity to participate in compensation and bonus plans provided by Purchaser on substantially the same terms as those provided to similarly situated employees of Purchaser, (iv) subject to Purchaser's ordinary course pre-hire screening process, (v) with respect to any Identified Employees employed by Seller on a term or temporary basis, without severance benefits for termination upon conclusion of the term and (vi) in each case at a location no greater than thirty-five (35) miles from the Identified Employee's current location of employment.
(d)With respect to any Identified Employee to whom Purchaser makes an offer of employment who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), such offer of employment shall be contingent on such Leave Recipient's return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable Law and shall provide that such Identified Employee's employment with Purchaser shall commence on the Transfer Date, if ever.
(e)Seller will use reasonable efforts to retain the Unit Employees through the Transfer Date in their positions with Seller and to enable Purchaser to make offers to and hire the Unit Employees, including (A) providing as needed, in Seller's sole discretion and at Seller's cost, retention bonuses to Unit Employees; (B) performing its obligations under Section 8.6(a) and (C) not soliciting or approving transfers of any Unit Employees to other positions with Seller outside of the Transferred Activities during the period from the date of this Agreement to the Transfer Date. Effective on the Transfer Date, Seller shall terminate the employment of each Accepting Employee. Further, Seller shall not offer any severance to any Identified Employee who declines Purchaser's offer of employment unless the offer was not for a comparable position as described in Section 8.6(c). Each Identified Employee who accepts employment with Purchaser, who has satisfactorily completed Purchaser's ordinary course employee pre-hire process and who, in the case of a Leave Recipient, satisfies the condition for employment set forth in Section 8.6(d) shall be deemed an “Accepting Employee” for purposes hereof. Seller agrees that it will reasonably cooperate with Purchaser and its Affiliates with respect to the transition of Accepting Employees. Purchaser shall have no obligation with respect to any Unit Employees or other employees of Seller or its Affiliates other than Accepting Employees, and then only to the extent arising from Purchaser's actual employment of such Accepting Employees on or after the Transfer Date.

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(f)Except to the extent necessary to avoid duplication of benefits, Purchaser shall give each Accepting Employee credit for prior service as an employee of Seller for purposes of eligibility and vesting (but not for purposes of eligibility, vesting or defined benefit pension accruals under any defined benefit plan or retiree medical plan) under Purchaser's Benefit Plans to which such Accepting Employee may be eligible to participate. Purchaser shall waive, with respect to Accepting Employees, any pre-existing condition exclusion for participation in its medical, dental and vision benefit plans to the extent such Accepting Employees may be eligible to participate.
(g)Purchaser shall assume responsibility and liability for accrued but unused vacation time with respect to the Accepting Employees through the Transfer Date; provided that such assumed vacation time shall not exceed two (2) weeks with respect to any Accepting Employee (such assumed vacation time, the “Assumed Vacation Days”). Purchaser shall credit the applicable Assumed Vacation Days to each Accepting Employee as of the Transfer Date as an initial vacation time balance and such vacation time shall be treated in accordance with the applicable policies of Purchaser (which policies shall permit Accepting Employees to carry over up to ten vacation days into a subsequent calendar year). Seller shall determine the accrued liability associated with the Assumed Vacation Days (such liability, the “Assumed Vacation Accrual”). As of the Transfer Date, Seller shall pay each Accepting Employee for any earned, but unused, vacation days in excess of the applicable Assumed Vacation Days in accordance with the applicable policies of Seller as in effect as of the Transfer Date, and no such liabilities shall be assumed by or shall become the obligation of Purchaser.
(h)Seller shall have the sole responsibility for providing COBRA coverage and otherwise complying with the continuation coverage requirements under COBRA with respect to qualifying events (as defined by COBRA) for Unit Employees. Seller shall pay in accordance with Seller's policies and Benefit plans, to each Accepting Employee any payments owed, including bonus payments, retirement plan payments, and accrued vacation hours.
(i)Purchaser shall not be obligated to assume, continue or maintain any of Seller's Benefit Plans. No assets or liabilities of any of Seller's Benefit Plans shall be transferred to, or assumed by, Purchaser or any of its Benefit Plans. Seller shall be solely responsible for funding and/or paying any benefits under any of Seller's Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees (or former employees) of Seller.
(j)Except as provided in this subsection, all employment records of the Unit Employees relating to their employment with Seller will be retained by Seller; provided, however, that prior to the Closing (and for a reasonable time thereafter as may be necessary, but not less than 60 days), Seller shall grant reasonable access by Purchaser to such records for the limited purpose of evaluating Unit Employees for employment with Purchaser, subject to Seller personnel policies and applicable Laws related to the disclosure of personnel files. Seller shall deliver to Purchaser an electronic employment record for each Accepting Employee in the form of, and containing the information specified in, Section 5.14(a) of Seller Disclosure Schedule and such other information may be reasonably requested by Purchaser. Seller will retain all other employment records of the Accepting Employees.

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(k)Seller shall be responsible for providing or discharging any and all notifications, benefits, and liabilities under the Worker Adjustment and Retraining Notification Act (“WARN”) or any other applicable law relating to plant Merger Closings, mass layoffs, or employee separations or severance pay that are required to be provided as a result of the transactions contemplated by this Agreement.
(l)No Third-Party Rights. Nothing in this Agreement shall be construed to grant any rights to any Unit Employee or Accepting Employee, and no Unit Employee or Accepting Employee shall have any right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any Benefit Plan. This Agreement shall not limit Purchaser's or Purchaser's Affiliate's ability or right to amend or terminate any Benefit Plan or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan or program. This Section 8.6 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.6, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.6.
ARTICLE 9
CONDITIONS TO CLOSING
9.1Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)Regulatory Approval. The Regulatory Approval shall have been obtained and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)Orders. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.
(c)Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement qualified by Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such specified date); and (ii) each of the other representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such specified date), except, in the case of this clause (ii), where the failure of such representations

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and warranties to be true would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller (such representations and warranties to be read for the purpose of 9.2(c)(ii) without reference to any qualification set forth therein relating to “materiality” or Material Adverse Effect”); provided however that (iii) the foregoing notwithstanding, each of the representations and warranties of Seller contained in Sections 5.1, 5.2(a), 5.17 and 5.18 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such specified date) in all respects.
(d)Covenants and Other Agreements. On or prior to the Closing Date, Seller shall have performed its covenants and agreements herein to be performed on or prior to the Closing Date in all material respects.
(e)Seller Officers' Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed on behalf of Seller by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller as to the satisfaction of the conditions set forth in Sections 9.1(c) and 9.1(d).
(f)Conversion Testing. The results of data processing conversion testing shall be reasonably acceptable to Purchaser, allowing Purchaser to conclude, in its reasonable discretion, that the parties will complete the data processing conversion within the period specified in Section 4.8(a).
9.2Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)Regulatory Approval. The Regulatory Approval shall have been obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.
(c)Representations and Warranties. (i) Each of the representations and warranties of Purchaser contained in this Agreement qualified by Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such specified date); and (ii) each of the other representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such specified date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true would not, individually or in the aggregate, have a Material Adverse Effect with respect to Purchaser.

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(d)Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)Purchaser Officers' Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed on behalf of Purchaser by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser as to the satisfaction of the conditions set forth in Sections 9.2(c) and 9.2(d).
ARTICLE 10
TERMINATION
10.1Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by the mutual written agreement of Purchaser and Seller;
(b)by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser's breach of this Agreement or failure to act in good faith or Purchaser's or any of its representatives' failure to use commercially reasonable best efforts to cause the Closing to occur;
(c)by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller's or any of its representatives' failure to act in good faith or Seller's breach of this Agreement or failure to use commercially reasonable best efforts to cause the Closing to occur;
(d)by either Seller or Purchaser, in the event the Closing has not occurred by October 25, 2013 (the “End Date”) unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

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(e)by either Seller or Purchaser, if any Regulatory Authorities that must grant the Regulatory Approval have denied approval of the P&A Transaction and such denial has become final and non-appealable or an Order is in effect that prohibits or makes illegal the consummation of the P&A Transaction, and such Order is final and non-appealable.
10.2Effect of Termination.
(a)In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2(b), Section 10.2(b) and (c), and Section 10.3, provided, however, that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.
(b)If for any reason this Agreement is terminated, in consideration of its access to and information regarding Seller's employees, Purchaser will not, and shall cause its Affiliates not to, directly or indirectly, for a period of two (2) years following the date of termination, solicit for employment any employee of Seller whose primary responsibility is to support or manage the Transferred Activities, provided, however, that nothing in this Section 10.2(b) shall be deemed to prohibit Purchaser or its Affiliates from making solicitations not specifically targeted at such employees (including job announcements in newspapers and industry publications or on the Internet).
(c)If for any reason this Agreement is terminated, in consideration of its access to and information regarding customers of the Transferred Activities, Purchaser will not, and shall cause its Affiliates not to, directly or indirectly, for a period of two (2) years following the date of termination, (i) use any information regarding the Transferred Activities in their possession as a result of the transactions contemplated by this Agreement, including as part of the books and records that are retained by Purchaser, to solicit or engage in other efforts directed to or targeted at any customer or customers of the Transferred Activities with respect to the accepting deposits, liquidity or cash management or lending products or services or (ii) use such information to take any other actions that are designed to induce any customer of the Transferred Activities to transfer any portion of such customer's relationships with Seller with respect to the Transferred Activities to a similar business of Purchaser or its Affiliates; provided, however, that nothing in this Section 10.2(c) shall be construed as limiting the ability of Purchaser to (x) respond to unsolicited requests by customers of the Transferred Activities; or (y) offer or continue to offer deposit, liquidity or cash management or lending services or products that are similar to those comprising the Transferred Activities except to the extent otherwise restricted in this Section 10.2(c).
10.3Certain Expenses. If this Agreement is terminated pursuant to (i) Section 10.1(d) and at the time of such termination, Purchaser would not have been entitled to terminate this Agreement pursuant to Section 10.1(b), (ii) Section 10.1(e), or (iii) Section 10.1(c) based on a breach of Section 7.3, provided that such breach of Section 7.3 was not the result of the lack of full and timely cooperation of Seller, then Purchaser shall promptly, but in no event later than two Business Day after the date of any such termination, reimburse Seller by wire transfer of same day funds for all out-of-pocket costs documented by Seller to have been expended or

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incurred by it in connection with the transactions contemplated by this Agreement, including, in respect of counsel and financial advisors (not including employee time); provided that Purchaser shall not be required to reimburse Seller more than $1,250,000.
ARTICLE 11
INDEMNIFICATION
11.1Indemnification. (a) Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:

(i)
any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case, for purposes of determining whether a breach has occurred and the amount of any Loss, any qualification for “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any Excluded Taxes; or

(iv)	any Excluded Liability.
(b)Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:

(i)
any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining whether a breach has occurred and the amount of any Loss, any qualification for “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement;

(iii)
the Assumed Liabilities or any legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser's operation after the Closing of the Assets or the Transferred Activities; or

(iv)	Purchaser's misallocation of proceeds of CDARS CDs delivered by Seller to Purchaser in accordance with Section 4.6, if any.

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(c)Third-Party Claims.

(i)
Each Person entitled to indemnification under this Article 11 (the “Indemnified Person”) shall give notice to the Person required to provide indemnification hereunder (the “Indemnifying Person”) promptly after such Indemnified Person (1) receives notice of any claim, action, suit, proceeding or demand asserted by any Person who is not a party (or a successor to a party) to this Agreement or (2) subject to Section 11.1(d), has Knowledge of any other claim, event or matter as to which indemnity may be sought (a “Third-Party Claim”), in either case subclause (1) or (2), setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Person's right to indemnification; provided that the failure of the Indemnified Person to give notice as provided in this Section 11.1(c) shall not relieve any Indemnifying Person of its obligations under this Article 11, except to the extent that such failure prejudices such Indemnifying Person. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(ii)
The Indemnifying Person will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, however, that the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement (1) involves only the payment of money damages against which the Indemnified Person is indemnified by the Indemnifying Person, (2) does not impose an injunction or other equitable relief upon the Indemnified Person and (3) does not involve a finding or admission of any violation of law or other wrongdoing by the Indemnified Person. If the Indemnifying Person elects to assume the defense of a Third-Party Claim, (A) the Indemnified Person will cooperate in all reasonable respects with the Indemnifying Person and its attorneys in such defense, and (B) the Indemnifying Person will not be liable to the Indemnified Person for legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. Provided that an Indemnified Person has given the Indemnifying Person notice of a Third-Party Claim as required hereunder, if an Indemnifying Person declines to assume the defense of the Third-Party Claim, the Indemnified Person may defend against the Third-Party Claim in any manner it may reasonably deem appropriate, and the Indemnifying Person shall be bound by any final determination with respect to such Third-Party Claim; provided, however, that the Indemnified Person may not agree to any settlement without the consent of the Indemnifying Person (not to be unreasonably withheld, conditioned or delayed). Each party shall

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reasonably cooperate with the other parties by providing records and information on a timely basis that are reasonably relevant to any Third-Party Claim, and shall in good faith regularly consult with counsel for the other parties and include such counsel in relevant conferences and proceedings to the extent requested by such counsel.

(iii)
The parties shall cooperate with each other to obtain the benefits of any insurance coverage for Third-Party Claims that may be in effect at the time a Third-Party Claim is asserted, and, if any insurance carrier for Seller, any Affiliate of Seller or Purchaser is obligated or agrees to defend any Third-Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier. Nothing contained herein shall obligate any party to obtain or continue after the Closing any insurance coverage for any period.

(iv)
Within ten (10) calendar days of determination of the amount of a Third Party-Claim becoming non-appealable (whether as a result of procedural exhaustion or lapse of time), the Indemnifying Person shall pay to the Indemnified Person an amount equal to the Third-Party Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Indemnified Person not less than one (1) Business Day prior to such payment.

(d)Direct Claims. If an Indemnified Person has a claim against an Indemnifying Person under this Agreement that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnifying Person (a “Direct Claim”), the Indemnified Person shall deliver notice of such Direct Claim with reasonable promptness to the Indemnifying Person; provided that the failure of the Indemnified Person to give notice as provided in this Section 11.1(d) shall not relieve any Indemnifying Person of its obligations under this Article 11, except to the extent that such failure prejudices such Indemnifying Person. Within ten (10) calendar days of the final determination of the amount of the Direct Claim pursuant to the terms of this Section 11.1(d), the Indemnifying Person shall pay to the Indemnified Person an amount equal to the Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Indemnified Person not less than one (1) Business Day prior to such payment.
(e)Notwithstanding anything to the contrary contained in this Agreement:

(i)
In no event shall an Indemnified Person be entitled to special, consequential, incidental, exemplary or punitive damages or damages for lost profits or based on any multiple in any action relating to the subject matter of this Agreement; provided that the foregoing shall not limit the right of an Indemnified Person to indemnification in accordance with this Article 11 with respect to a Loss actually incurred in respect of any similar component of any Third-Party Claim. No Indemnifying Person shall have

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any liability under this Article 11 for any Losses to the extent that the Losses arose from or were exacerbated by any action taken directly or indirectly by any Indemnified Person on or after the Closing Date. Any Indemnified Person that becomes aware of a Loss for which it seeks indemnification under this Article 11 shall use commercially reasonable best efforts to mitigate the Loss, including taking any actions reasonably requested by the Indemnifying Person; provided, that the Indemnified Person shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. An Indemnifying Person shall not be liable for any portion of a Loss to the extent that it is attributable to the Indemnified Person's failure to use commercially reasonable best efforts to mitigate. Seller and its Affiliates shall have no liability for any Loss which would not have arisen but for any change in the accounting policies, practices or procedures adopted by Purchaser or its Affiliates or for any other act or omission by Purchaser or its Affiliates after the Closing Date.

(ii)
The amount of any Losses of any Indemnified Person under this Article 11 shall be reduced by the amount, if any, received by the Indemnified Person from any third party (including any insurance company or other insurance provider (such amount being referred to herein as a “Third-Party Reimbursement”)) in respect of the Losses suffered thereby. Any Indemnified Person having a claim under these indemnification provisions shall use commercially reasonable best efforts to recover under all Third-Party Reimbursement (including under applicable insurance policies) so as to reduce the amount of any Losses hereunder. If, after receipt by an Indemnified Person of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third-Party Reimbursement in respect of the same Losses (whether in whole or in part) for which indemnification was made and such Third-Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Person shall promptly turn over all or the relevant portion of such Third-Party Reimbursement to the Indemnifying Person up to the amount of the indemnification paid pursuant hereto.

(f)Notwithstanding the foregoing, if a Third-Party Claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(iii) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(iii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of

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such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.
(g)Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.
11.2Exclusivity. After the Closing, except as expressly set forth in Sections 4.7 and 8.3, and except in the case of fraud or willful misconduct, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining non-monetary equitable remedy, including specific performance or injunctive relief.
11.3Limitations on Indemnity. An Indemnifying Person shall have no liability to an Indemnified Person for indemnification for any breach of any Loss pursuant to Section 11.1 hereof (i) until the total of all Losses with respect to such matters exceeds $100,000 in the aggregate (the “Loss Threshold”), at which point an Indemnifying Person will be obligated to indemnify the Indemnified Person from and against all such Losses relating back to the first dollar, and (ii) provided that the obligation of Seller, as an Indemnifying Person, to indemnify Indemnified Persons shall not exceed Four Million Dollars ($4,000,000) (the “Cap”); provided, however, that the obligation of (A) Seller, as an Indemnifying Person, to indemnify the Indemnified Persons pursuant to Section 11.1 hereof on account of the breach by Seller of any representation and warranty made by Seller pursuant to Sections 5.1 and 5.2 hereof, and (B) Purchaser, as an Indemnifying Person, to indemnify the Indemnified Persons pursuant to Section 11.1 hereof on account of the breach by Purchaser of any representation and warranty made by Purchaser pursuant to Sections 6.1 and 6.2 hereof, shall not be subject to the Loss Threshold or the Cap; provided further that the obligation of Seller, as an Indemnifying Person, to indemnify the Indemnified Persons pursuant to Section 11.1(a)(iii) and Section 11.1(a)(iv) shall not be subject to the Loss Threshold or the Cap; provided further that the obligation of Purchaser, as an Indemnifying Person, to indemnify the Indemnified Persons pursuant to Section 11.1(b)(iii) and Section 11.1(b)(iv) shall not be subject to the Loss Threshold or the Cap.
ARTICLE 12
MISCELLANEOUS
12.1Survival. (a) All representations and warranties contained in this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, and the right to commence any claim with respect thereto under this Agreement, shall terminate and cease to be of further force and effect as of the date that is twenty-four (24) months after the Closing Date, provided, however that the representations and warranties set forth in Section 5.10 shall survive until the expiration of applicable statute of limitations, and provided further that the representations and warranties contained in Section 8.1

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shall survive until sixty (60) calendar days after the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, the “Survival Period”); provided, however, that the claims set forth in any claim for indemnity duly made in accordance with the terms of Article 11 by an Indemnified Person on or prior to the Survival Period shall survive until such claim is finally resolved All covenants and agreements made by any party in this Agreement shall survive until performed in full or the obligation to so perform shall have expired.
(b)No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the Indemnifying Person in accordance with this Agreement.
12.2Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.
12.3Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
12.4Public Notice. From the date of this Agreement until the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, consult with each other before issuing any press release or public statement or making any other public disclosure (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure) related to this Agreement and the transactions contemplated hereby and shall not issue any such press release or public statement or make any other such public disclosure without the prior written consent of Seller or Purchaser, as the case may be, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that it is expressly agreed that no press release, public statement or broad-based employee communication that is reasonably likely to become the subject of public disclosure related to this Agreement shall be made by either party until the earlier of (a) the first date of publication of notice that Purchaser has filed an application seeking the Regulatory Approval or (b) the date that Unit Employees are first notified of the transactions contemplated by this Agreement; and provided, further, that nothing in this Section 12.4 shall be deemed to prohibit Seller or Purchaser or any of their respective Affiliates from providing a general overview of the transactions contemplated by this Agreement to any Regulatory Authority charged with the supervision or regulation of Seller or Purchaser, as applicable, or making any disclosure necessary, based on the advice of outside counsel, in order to satisfy its disclosure obligations imposed by applicable law or any self-regulatory organization or as necessary to obtain the Regulatory Approval, after making reasonable efforts under the circumstances to consult with the non-disclosing party prior to such disclosure.
12.5Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

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If to Seller:		First Bank
135 N. Meramec
St. Louis, MO 63105
	Attention:	Terrance M. McCarthy
Chairman, President and Chief Executive
Officer
Fax: (314)854-4690

With copies to:		First Bank
135 N. Meramec
St. Louis, MO 63105
	Attention:	Peter D. Wimmer
Senior Vice President and General Counsel
Fax: (314)854-4617

and

Bryan Cave LLP
301 South College Street, Suite 3400
Charlotte, NC 28202
	Attention:	B.T. Atkinson
Fax: (704)749-9354

If to Purchaser:		Union Bank, N.A.
400 California Street
San Francisco, California 94104
Attention: Todd H. Baker, EVP and
Strategy Director, Corporate Strategy & Development
Fax: (415) 765-2950

With copies to:		Union Bank, N.A.
445 South Figueroa Street, 12th Floor
MC G12-300 Los Angeles, CA 90071-1602
Attention: Mark T. Gillett, SVP and Senior Counsel
Fax: (213) 236-7575
and
Bingham McCutchen, LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: James M. Rockett
Fax: (415) 393-2286
or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered

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or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.
12.6Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.
12.7Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws. The parties hereto consent to the exclusive jurisdiction of the courts of any federal or state court sitting in San Francisco, California and agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any such court.
12.8Waiver of Jury Trial. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE UNDERSIGNED PARTIES.
(a)In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.
(b)With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Dispute”) between or among the parties arising out of or relating to this Agreement or any other document, instrument or agreement between or among the undersigned parties related to this Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Dispute, including whether the Dispute is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law and consistent with this Agreement (the “Court”).
(c)The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) claims or disputes of a party related to or arising under this Agreement (including but not limited to any claims or disputes relating the exercise of any right to offset arising under such Agreement) (iv) appointment of a receiver and

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(v) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii), (iv) and (v). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.
(d)The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) calendar days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.
(e)The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) calendar days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) calendar days after the date of the conference and (iii) report a statement of decision within twenty (20) calendar days after the matter has been submitted for decision.
(f)The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) calendar days written notice, and all other discovery shall be responded to within fifteen (15) calendar days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.
(g)Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.
(h)The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that

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will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
(i)If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between or among the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.
(j)THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.
12.9Entire Agreement; Amendment. (a) This Agreement, together with the Confidentiality Agreement between Seller and Purchaser, dated as of August 17, 2012, contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussion, negotiation, term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.
(b)This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.
12.10Third-Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

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12.11Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery of facsimile), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
12.12Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.
12.13Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
12.14Interpretation. (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs in and Exhibits to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.
(b)It is understood and agreed that the specification of any U.S. dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.
(c)This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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12.15Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

FIRST BANK

By:	/s/	Terrance M. McCarthy
	Name:	Terrance M. McCarthy
	Title:	Chairman

UNION BANK, N.A.

By:	/s/	Todd H. Baker
	Name:	Todd H. Baker
	Title:	Executive Vice President
Corporate Strategy & Development

A/75499905.9	[Signature Page - Purchase and Assumption Agreement]